Exhibit 5.1

April 4, 2014

Board of Directors

Ignyta, Inc.

11095 Flintkote Avenue, Suite D

San Diego, CA 92121

Re:	Registration Statement/Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by Ignyta, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,643,488 shares of the Company’s common stock, $0.00001 par value per share (the “Plan Shares”), issuable pursuant to the Company’s Amended and Restated 2011 Stock Incentive Plan (the “Plan”), and an aggregate of 1,000,000 shares of the Company’s common stock, $0.00001 par value per share (“Award Plan Shares”), issuable pursuant to the Company’s Employment Inducement Incentive Award Plan (“Award Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the Award Plan and the authorization of the issuance of the Plan Shares and Award Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Amended and Restated Articles of Incorporation. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares and Award Plan Shares the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares and Award Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares and Award Plan Shares, when issued and outstanding pursuant to the terms of the Plan and Award Plan, will be validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP

100 W. LIBERTY STREET 10TH FLOOR RENO, NEVADA 89501 P.O. BOX 2670, RENO, NEVADA 89505 775-788-2000 • FAX 775-788-2020	2300 WEST SAHARA AVENUE NO. 10 SUITE 1000 LAS VEGAS, NEVADA 89102 702-873-4100 FAX 702-873-9966